EXHIBIT 1A-10A

State of California	Rev. 133EF48
LAND/GROUND LEASE AGREEMENT

This Land/Ground Lease Agreement (this “Agreement”) is entered into as of the 16 day of March, 2020, (the “Effective Date”) by and between Sella Property, LLC, (“Landlord”) and HI- Great Group Holding, Company (“Tenant”). Each Landlord and Tenant may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

For good and valuable consideration stated herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.)	Agreement to Lease. Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord, according to the terms and conditions set forth herein, the following real estate (the “Site”): PARCEL 1: the following described property in the unincorporated area of Pearblossom, County of Los Angeles, State of California:

(APNS: 3060-003-008 AND 3060-003-010) (SEE ATTACHED LAND DEED)

ALL OF SECTION 35, TOWNSHIP 5 NORTH, RANGE 10 WEST, SAN BERNARDINO MERIDIAN, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, ACCORDTNG TO THE OFFICIAL PLAT OF SAID LAND. EXCEPT THE WEST 560 FEET OF THE NORTH 864 FEET OF THE NORTHEAST QUARTER OF SAID SECTION 35. ALSO EXCEPT THAT PORTION OF SAID SECTION 35, LYING WESTERLY OF THE CENTER LINE OF 131ST STREET EAST; AS DESCRIBED IN THE DEED TO THE COUNTY OF LOS ANGELES, RECORDED IN BOOK 34576, PAGE 322, OF OFFTCIAL RECORDS OF SAID COUNTY. AND THAT PORTION LYrNG WESTERLY OF THAT PORTTON OF SECTTON 35, TOWNSHTP 5 NORTH, RANGE 10 WEST, SAN BERNARDINO MERIDIAN, WITHIN A STRIP OF LAND 1OO FEET WIDE LYING 50 FEET ON EACH SIDE OF THE FOLLOWING DESCRIBED CENTER LINE: BEGINNING AT THE INTERSECTION OF THE SOUTHEASTERLY PROLONGATION OF THAT CERTATN COURSE rN THE CENTER LrNE OF 131ST STREET EAST, 60 FEET WrDE, DESCRTBED AS HAVING A LENGTH OF 580.60 FEET IN DEED TO COUNTY OF LOS ANGELES RECORDED AS DOCUMENT NO. 3808 ON OCTOBER L7, L95O rN BOOK 34576, PAGE 322, OF OFFTCTAL RECORDS, IN THE OFFTCE OF THE COUNTY RECORDER OF SArD COUNTY, WrTH THE NORTHERLY PROLONGATION OF THAT CERTAIN COURSE IN SAID LAST MENTIONED CENTER LINE DESCRIBED IN SAID DEED As HAVING A LENGTH OF 811.30 FEET; THENCE NORTH 57o 29',00" WEST L739.42 FEET TO THE QUARTER SECTTON CORNER rN THE File No.: 1503-5860898 (PF) MailTax Statements To: SAME AS ABOVE Grant Deed - continued Date: 11/OS|2OL9 WESTERLY LINE OF SAID SECTION; THENCE NORTH 670 55'05" WEST 100 FEET. THE SOUTHWESTERLY LINE OF ABOVE DESCRIBED 80 FEET STRIP OF LAND IS TO BE PROLONGED SOUTHEASTERLY AT THE BEGINNING THEREOF SO AS TO TERMINATE IN THE SOUTHWESTERLY LINE OF SAID 131ST STREET EAST. EXCEPT THEREFROM THOSE PORTIONS THEREOF WITHIN PUBLIC ROADS OF RECORD AS SAME EXTSTED ON JUNE 24, L954. TO BE KNOWN AS FORT TEJON ROAD. ALSO EXCEPT THAT PORTTON OF SECTTON 35, TOWNSHTP 5 NORTH, RANGE 10 WEST, SAN BERNARDINO MERIDIAN, ACCORDING TO THE OFFICIAL PLAT THEREOF, DESCRIBED AS FOLLOWS: COMMENCING AT THE SOUTHWEST CORNER OF PARCELS 5 SAID CORNER IS SHOWN IN A RECORD OF SURVEY FILED IN BOOK 73 PAGE 37 RECORD OF SURVEYS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY; THENCE ALONG THE SOUTHERLY LINE OF SAID PARCEL 5, NORTH 8go 00' 01" EAST 224,93 FEET TO THE SOUTHEAST CORNER OF SArD PARCEL 5; THENCE SOUTHERLY PARALLEL TO THE WESTERLY LINE OF THE SOUTHEAST QUARTER OF THE NORTHWEST QUARTER OF SArD SECTTON, SOUTH 0o 04'39" EAST, 190.86 FEET; THENCE SOUTH 32o 46'34" EAST 731.65 FEET; THENCE NORTH 73o 05'36" EAST, 25.L4 FEET; THENCE SOUTH 22o 52'12" EAST, 33.66 FEET TO THE CENTERLINE OF THAT CERTAIN 60.00 FOOT STRIP OF LAND RECORDED IN THE DEED TO THE COUNTY IN BOOK 34576, PAGE 322 OF OFFICTAL RECORDS OF SArD COUNTY AND THE TRUE POrNT OF BEGINNING; THENCE ALONG SAID CENTERLINE NORTH 40o t0' 11" EAST 288.32 FEET; THENCE SOUTH 52o 32'16" EAST 291.11 FEET; THENCE NORTH 87o 58'21" EAST 179.27 FEET; THENCE NORTH 760 I.O'56" EAST, 236.53 FEET; THENCE SOUTH 24o 05'14" EAST 52.15 FEET; THENCE NORTH 87o 58'21" EAST 221-.2L FEET; THENCE NORTH 54o 23'36" EAST 663.71 FEET; THENCE NORTH 2Oo 48'50" EAST 559.58 FEET; THENCE NORTH 59o 28' 28" EAST 880.74 FEET; THENCE SOUTH 860 08' 15" EAST 763.OG FEET TO A POINT IN THE EAST LrNE OF SArD SECTTON, SArD pOrNT BErNG DISTANT ALONG SAID EAST LINE SOUTH OO 23. 18" WEST 765.08 FEET FROM THE NORTHEAST CORNER OF SAID SECTION; THENCE ALONG SAID EAST LINE SOUTH 0o 23' 18" WEST, 372.23 FEET; THENCE NORTH 860 26' 30" WEST 535.86 FEET; THENCE SOUTH 630 19'46" WEST 597.00 FEET; THENCE SOUTH 30o 06' 00" WEST 1106.10 FEET; THENCE SOUTH 7Lo 52' 57" WEST 981.53 FEET TO THE SOUTH LINE OF THE NORTHEAST QUARTER OF SAID SECTION; THENCE ALONG SAID SOUTH LINE NORTH 89o 52' 18" WEST, 99.16 FEET TO THE SOUTHWEST CORNER OF SArD NORTHEAST QUARTER; THENCE ALONG THE SOUTH LrNE OF THE NORTHWEST QUARTER OF SArD SECTTON NORTH 89o 51' 48" WEST, 273,4L; THENCE NORTH 660 L7'07'WEST 249,76 FEET; THENCE NORTH 22o 52' 12" WEST, 429.88 FEET TO THE TRUE POINT OF BEGTNNTNG. REFERENCE IS HEREBY MADE TO COUNTY SURVEYOR'S MAP NO. 8.1571 SHEET 4 ON FILE IN THE OFFICE OF THE SURVEYOR OF THE COUNTY OF LOS ANGELES. ALSO EXCEPTING TO THE UNITED STATES, ALL THE COAL AND OTHER MINERALS IN THE LANDS SO ENTER AND PATENTED, TOGETHER WITH THE RIGHT TO PROSPECT FO& MINE, AND REMOVE THE SAME PURSUANT TO THE PROVISIONS AND LIMITATIONS OF THE ACT OF DECEMBER 29, L9L6 (39 STATUTE 862). EXCEPTING THEREFROM, UNTO THE GRANTO& ALL REMAINING MINERALS, OIL, GAs, PETROLEUM, OTHER HYDROCARBON SUBSTANCES AND ALL GEOTHERMAL RESOURCES THAT MAY NOW OR HEREAFTER BE FOUND, LOCATED, CONTAINED, DEVELOPED OR TAKEN oN, rN, UNDER OR FROM SArD LAND, OR ANY PART THEREOF WTTHOUT, HOWEVE& ANY RrGHT TO SURFACE ENTRY OR RrGHT OF ENTRY TO THE SUBSURFACE THEREOF, TO A DEPTH OF 5OO FEET BENEATH THE SURFACE OF SAID PROPERW FOR THE DEVELOPMENT, Page 2 Grant Deed - continued Date: 11/05l2OLg REMOVAL OR OTHER EXPLOITATION OF SAID RESOURCES OR SUBSTANCES PARCEL 2: (APNS: 3060-024-018 AND 3060-024-019) THAT PORTTON OF SECTTON 35, TOWNSHTP 5 NORTH, RANGE 10 WEST, SAN BERNARDTNO MERIDTAN, rN THE COUNTY OF LOS ANGELES, STATE OF CALTFORNIA, ACCORDTNG TO THE OFFICIAL PLAT OF SAID LAND BOUNDED AS FOLLOWS: ON THE WEST AND SOUTH BY THE WEST AND SOUTH LINES OF SAID SECTION; ON THE EAST BY THE CENTER LrNE OF 131ST STREET EAST, AS DECLARED IN THE DEED TO THE COUNTY oF LOS ANGELES RECORDED rN BOOK 34756, PAGE 322, OF OFFICIAL RECORDS OF SArD COUNTY; AND ON THE NORTH BY THE CENTER LINE OF FORT TEJON ROAD, AS DECLARED A PUBLIC HIGHWAY BY ORDER OF THE BOARD OF SUPERVTSORS, FrLED IN ROAD BOOK 17 PAGES 286 TO 294, rN THE OFFICE OF THE BOARD OF SUPERVISORS OF SAID COUNTY, AND AS SHOWN ON COUNTY SURVEYOR'S MAP NO. 8050, SHEET NO. 2, AND COUNTY suRvEYoR's MAP NO. 8061, SHEET 3, ON FILE rN THE OFFTCE OF THE SURVEYORS OF LOS ANGELES COUNTY. EXCEPTING TO THE UNITED STATES, ALL THE COAL AND OTHER MINERALS IN THE LANDS SO ENTERED AND PATENTED, TOGETHER WITH THE RIGHT TO PROSPECT FOR, MINE AND REMOVE THE SAME PURSUANT TO THE PROVISIONS AND LIMITATIONS OF THE ACT OF DECEMBER 29, 1916 (39 STATUTE 862). ALSO EXCEPT THEREFROM THAT PORTTON THEREOF DESCRIBED rN PARCEL 1, OF DEED TO STATE OF CALTFORNIA RECORDED JULY 18, 1968 rN BOOK D-4059, PAGE 558, OF OFFTCTAL RECORDS. EXCEPT THAT PORTION OF SECTION 35, TOWNSHIP 5 NORTH, RANGE 10 WEST, SAN BERNARDINO MERIDIAN, ACCORDING TO THE OFFICIAL PLAT THEREOF, DESCRIBED AS FOLLOWS: CoMMENCING AT THE SOUTHWEST CORNER OF PARCEL 5, AS SAID CORNER IS SHOWN IN A RECORD OF SURVEY FrLED rN BOOK 73 PAGE 37 RECORD OF SURVEYS, IN THE OFFICE OF THE COUNW RECORDER OF SAID COUNW; THENCE ALONG THE SOUTHERLY LINE OF SAID PARCEL 5, NORTH 89o 00' 01" EAST 224,93 FEET TO THE SOUTHEAST CORNER OF SArD PARCEL 5; THENCE SOUTHERLY PARALLEL TO THE WESTERLY LINE OF THE SOUTHEAST QUARTER OF THE NORTHWEST QUARTER OF SAID SECTTON, SOUTH 0o 04'39" EAST, 190.86 FEET; THENCE SOUTH 32o 46'34" EAST 731.55 FEET; THENCE NORTH 73o 05'36" EAST, 25.L4 FEET: THENCE SOUTH 22o 52' 12'EAST, 33.66 FEET TO THE CENTERLINE OF THAT CERTAIN 60.00 FOOT STRIP OF LAND RECORDED IN THE DEED TO THE COUNTY IN BOOK 34576, PAGE 322OF OFFICIAL RECORDS OF SAID COUNTY AND THE TRUE POINT OF BEGINNING; THENCE ALONG SAID CENTERLINE NORTH 40o 10'44" EAST 288.32; THENCE SOUTH 52o 32'16" EAST 291,.L1. FEET; THENCE NORTH 87o 58'21" EAST L79.27 FEET; THENCE NORTH 760 LO'55" EAST, 236.53 FEET; THENCE SOUTH 24o 05'14" EAST 52.15 FEET, THENCE NORTH 87o 58' 21" EAST 22L,2L FEET; THENCE NORTH 54o 23'36" EAST 663.7L FEET, THENCE NORTH 20o 48'50" EAST .

Land/Ground Lease Agreement (Rev. 133EF48)

2. Purpose. The Site may be used and occupied only for the following purpose (the “Permitted Use”): The land with be used for Farming, Cultivating and Manufacturing of Cannabis and CBD Oils under the Current Federal and State Regulatory laws and licenses requirements. The Company will also follow all Los Angeles County Codes and Regulations.. Nothing herein shall give Tenant the right to use the Site for any other purpose without the prior written consent of Landlord. Landlord makes no representation or warranty regarding the legality of the Permitted Use, and Tenant will bear all risk of any adverse change in applicable laws.

3. Term. This Agreement will be for a term beginning on March 16, 2020 and ending on March 16, 2025 (the “Term”). The Parties hereto may elect to extend this Agreement upon such terms and conditions as may be agreed upon in writing and signed by the Parties at the time of any such extension.

4. Rent. Tenant will pay Landlord rent in advance $30,000.00 in annual installments due on the 16th day of March each year during the Term. Rent for any period during the Term which is for less than one year will be a pro rata portion of the annual installment. Rent shall be payable in form of Wire Transfer of USD and or Shares in (HIGR Ticker) Hi- Great Group Holding Company. The Shares of Stock issued in exchange for the Annual rent do is determined by the trailing stock price average for the previous 14 trading days. The amount of Shares Issued will be determined by the remaining amount left on the term of the lease for that year. The amount and consideration of the annual lease can be renewed by and only therein by the Property Deed Holder (Sella Property, LLC.) The amount paid by the Tenant annually may be changed during the of the lease at no more than 15% increase per year.

Land/Ground Lease Agreement (Rev. 133EF48)

5. Additional Rent. There may be instances under this Agreement where Tenant may be required to pay additional charges to Landlord. All such charges are considered additional rent under this Agreement and will be paid with the next regularly scheduled rent payment. Landlord has the same rights and Tenant has the same obligations with respect to additional rent as they do with rent.

6. Taxes. Landlord shall pay all taxes or assessments which are levied or charged on the Site during the Term.

7. Utilities. Tenant shall pay the cost of all utility services during the Term, including but not limited to gas, water, and electricity used on the Site.

8. Delivery of Possession. Landlord will deliver exclusive and lawful possession of the Site to Tenant on the start date of the Term. In the event Landlord is unable to give possession of the Site to Tenant on such date, Landlord will not be subject to any liability for such failure, the validity of this Agreement will not be affected, and the Term will not be extended. Tenant will not be liable for rent until Landlord gives possession of the Site to Tenant.

9. Holdover Tenancy. Unless this Agreement has been extended by mutual written agreement of the Parties, there will be no holding over past the Term under the terms of this Agreement under any circumstances. If Tenant does retain possession past the Term, Tenant shall pay 100% of the then applicable rent computed on a monthly basis for each month or portion thereof during such holdover. In addition, Tenant shall be liable for any damages incurred by Landlord as a result of the holdover.

10. Condition of the Site. Tenant has examined the Site and accepts the Site in its current condition “AS IS” and “WITH ALL FAULTS.” except as expressly set forth herein, landlord makes no representation OR warranty, express or implied, or arising by operation of law, including but not limited to, any warranty of fitness for a particular purpose, merchantability, habitability, SUITABILITY, or condition. tenant acknowledges that Tenant has not relied on any representations or warranties by Landlord in entering this Agreement.

11. Use of the Site. Tenant agrees to use the Site only for the Permitted Use and will not commit waste upon the Site. Tenant will, at its sole expense, maintain the Site in good repair and make all necessary repairs thereto. Tenant will not use the Site for any unlawful purpose or in any manner that will materially harm Landlord’s interest in the Site.

Land/Ground Lease Agreement (Rev. 133EF48)

12. Improvements and Alterations. Tenant may not make improvements, alterations, additions, or other changes to the Site without the written approval of the Landlord. Tenant agrees that any construction will be performed in a good and workmanlike manner and will comply with all applicable laws. All improvements, alterations, additions, or other changes to the Site shall become the property of Landlord upon the termination of this Agreement. Tenant shall have the right to erect any sign related to its business, on the condition that such signs comply with the law.

13. Leasehold Mortgage. Tenant has the right to grant a mortgage, deed of trust, or other security instrument in Tenant’s interest to the Site created by this Agreement (the “Leasehold Mortgage”) to secure repayment of a loan made to Tenant to finance construction of any improvements made to the Site during the Term. Landlord agrees to pledge as collateral or subordinate its interest in the Site for or to any Leasehold Mortgage if required by any lender of Tenant.

14. No Mechanics Lien. Tenant will not permit any mechanics or other liens to be filed against Landlord’s interest to the Site as a result of any work performed for or obligations incurred by Tenant. Tenant will indemnify Landlord for any liability, cost, or expense, including attorney’s fees, in the event any such lien is filed.

15. Permits and Approvals. Tenant will be responsible for obtaining all licenses, permits, and approvals required by any federal, state or local authority in connection with its use of the Site. Landlord will cooperate with Tenant and provide the necessary documents to obtain such licenses, permits, and approvals.

16. Compliance with Laws. Tenant covenants and agrees to comply with all federal, state and local laws, regulations and ordinances affecting the Site and use of the Site, including applicable environmental laws. In addition, Tenant will comply with all requirements necessary to keep in force fire and liability insurance covering the Site.

17. Hazardous Substances. Tenant will not keep or store on the Site any item of a dangerous, flammable, or explosive character that might unreasonably increase the danger of fire or explosion on the Site or that might be considered hazardous or extra hazardous by any responsible insurance company.

18. Insurance. At all times during the Term, Tenant will maintain insurance for the Site covering:

I. Property Insurance. Property insurance covering all of Tenant’s improvements, equipment, and other personal property located on the Site.

All insurance policies shall name Landlord as an additional insured or interested party. Tenant will provide Landlord certificates evidencing the required insurance policies prior to the start date of the Term.

19. Waiver of Subrogation. Landlord and Tenant each waive any and all claims or rights to recovery against the other Party for any loss or damage to the extent such loss or damage is covered by insurance or would be covered by insurance as required under this Agreement. Landlord and Tenant will cause each insurance policy carried by Landlord or Tenant relating to the Site to include or allow a full waiver of any subrogation claims.

Land/Ground Lease Agreement (Rev. 133EF48)

20. Indemnification. To the extent permitted by law, Tenant agrees to indemnify, defend, and hold harmless Landlord from any and all claims, actions, liabilities, suits, demands, damages, losses, or expenses, including attorneys’ fees, arising out of or relating to (i) Tenant’s use and occupancy of the Site, (ii) any work done by or on behalf of Tenant on the Site, (iii) Tenant’s negligence or willful misconduct, and/or (iv) Tenant’s breach or default of any of the terms of this Agreement, provided however, Tenant’s obligations under this section shall not extend to any claims actions, liabilities, suits, demands, damages, losses, or expenses arising from the sole negligence or willful misconduct of Landlord.

21. Access to Site. Landlord or its agents may have access to the Site at reasonable times to inspect the Site, to make any necessary repairs, to show the Site to prospection lenders or buyers, and as otherwise needed to perform its obligations under this Agreement.

22. Default. The following shall each constitute an “Event of Default” by Tenant:

A. Tenant fails to make any required payment due under this Agreement.

B. Tenant fails to perform any obligation or condition or to comply with any term or provision of this Agreement.

C. Tenant files a petition for bankruptcy, reorganization or similar relief, or makes an assignment for the benefit of creditors.

23. Termination by Landlord. Upon the occurrence of an Event of Default by Tenant which continues for a period of sixty (60) days after receiving written notice of the default from Landlord, Landlord has the right to terminate this Agreement and take possession of the Site. Landlord’s rights hereunder shall be in addition to any other right or remedy now or hereafter existing at law or equity.

24. Termination by Tenant. In the event of a breach by Landlord of any of its obligations, covenants, or agreements under this Agreement which continues for a period of ninety (90) days after receiving written notice of the breach from Tenant, Tenant has the right to terminate this Agreement, upon written notice to Landlord, without penalty. Landlord shall return to Tenant any prepaid or prorated rent if Tenant terminates this Agreement pursuant to this section.

25. Surrender of the Site. Tenant shall return the Site to Landlord upon termination of this Agreement in good condition and repair, ordinary wear and tear excepted. Within thirty (30) days following the termination of this Agreement, Tenant will remove all equipment, materials, fixtures and other personal property belonging to Tenant from the Site. Any property left on the Site after thirty (30) days following the termination of this Agreement will be deemed to have been abandoned by Tenant and may be retained by Landlord.

26. Registration of the Lease. The parties shall, to the extent required by law and practice, properly register this Lease Agreement with the relevant Land Registry Office, and any other relevant government office that may serve as a place for registering or recording leases, within 45 days from the date that this Lease Agreement is executed.

27. Subordination. This Agreement and Tenant’s right hereunder shall be subject and subordinate in all respects to any mortgage, deed of trust, or other lien now or hereinafter incurred by Landlord. Upon request of Landlord, Tenant will enter into a subordination agreement or other customary form as required by the lien holder.

Land/Ground Lease Agreement (Rev. 133EF48)

28. No Partnership. Nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture or any other fiduciary relationship between the Parties other than that of Landlord and Tenant. Neither Party is authorized to act as an agent or on behalf of the other Party.

29. Condemnation. In the event that all or a material portion of the Site necessary for Tenant’s Permitted Use of the Site is taken for any public or quasi-public use under any governmental law, ordinance or regulation or by the right of eminent domain, this Agreement shall terminate on the date of such taking, and all rent under this Agreement shall be prorated and paid to such date. In the event such taking is less than a material portion of the Site, this Agreement shall remain in full force and effect; provided however, the rent due under this Agreement shall be reduced to such extent as may be fair and reasonable under the circumstances. Landlord and Tenant shall each be entitled to receive and retain such separate awards and portions of lump sum awards as may be allocated to their respective interests in any condemnation proceedings.

30. Limitation of Liability. Landlord is not responsible or liable for any loss, claim, damage or expense as a result of any accident, injury or damage to any person or property occurring anywhere on the Premises, unless resulting from the negligence or willful misconduct of Landlord.

31. Assignment and Subletting. Tenant will not assign this Agreement as to all of or any portion or the Site or make or permit any total or partial sublease or other transfer of all of or any portion of the Site without Landlord’s consent.

32. Quiet Enjoyment. If Tenant pays the rent and performs all other obligations under this Agreement, Tenant may peaceably and quietly hold and enjoy the Site during the Term.

33. Force Majeure. In the event that Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act other than Tenant's obligation to make payments of rent, additional rent, and other charges required hereunder, by reason of strikes, lockouts, unavailability of materials, failure of power, restrictive governmental laws or regulations, riots, insurrections, the act, failure to act, or default of the other Party, war or other reason beyond its control, then performance of such act shall be excused for the period of the delay and the period for the performance of such act shall be extended for a period equivalent to the period of such delay.

34. Notices. All notices given under this Agreement must be in writing. A notice is effective upon receipt and shall be delivered in person, sent by overnight courier service or sent via certified or registered mail, addressed to Landlord or Tenant at the address stated above, or to another address that either Party may designate upon reasonable notice to the other Party.

35. Further Assurances. Each Party hereto agrees to execute and deliver any additional documents and to do all such other acts as may be necessary to carry out this Agreement and each Party’s rights and interests in this Agreement.

36. No Waiver. No Party shall be deemed to have waiver any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly in writing.

Land/Ground Lease Agreement (Rev. 133EF48)

37. Severability. If any provision of the Agreement is held to be invalid, illegal, or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal, and enforceable as though the invalid or unenforceable parts had not been included in this Agreement.

38. Successors and Assignees. This Agreement will inure to the benefit of and be binding upon the Parties and their respective permitted successor and assigns.

39. Governing Law. The terms of this Agreement shall be governed exclusively by the laws of the State of California, without regard to its conflicts of laws rules.

40. Disputes. Any dispute arising from this Agreement shall be resolved through mediation. If the dispute cannot be resolved through mediation, then the dispute will be resolved through binding arbitration conducted in accordance with the rules of the American Arbitration Association.

41. Amendments. This Agreement may not be modified except in writing signed and acknowledged by both Parties.

42. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same document.

43. Headings. The section heading herein are for reference purposes only and shall not otherwise affect the meaning, construction, or interpretation of any provision in this Agreement.

44. Entire Agreement. This Agreement constitutes the entire understanding between the Parties and supersedes and cancels all prior agreements of the Parties, whether oral or written, with respect to the Site.

45. Miscellaneous. The Tenant may at the Landlord's discretion ask to Auto Renew the Term of the Lease each year after May 16, 2025 for a period of 12 months. The Tenant must request in writing 60 days prior to the end of the original term of this lease. If there are no changes to the original lease the lease would auto renew on the five year anniversary of the signature date of the this agreement.

Land/Ground Lease Agreement (Rev. 133EF48)

IN WITNESS WHEREOF, the Parties hereto, individually or by their duly authorized representatives have executed this Agreement as of the Effective Date.

/s/ Alex Jun Ho Yang	Sella Property, LLC, LLC
Landlord Signature	Landlord Full Name

/s/ Ho Soon Yang - HIGR, CFO	HI- Great Group Holding, Company
Tenant Signature	Tenant Full Name

Land/Ground Lease Agreement (Rev. 133EF48)